UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: June 25, 2008

GENERAL STEEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-105903	412079252
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Room 2315, Kun Tai International Mansion Building, Yi No
12, Chao Yang Men Wai Ave.
Chao Yang District, Beijing, China 100020
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)

100020
(Zip Code)

(8610) 5879-7346
Registrant’s telephone number, including area code

N/A
(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry Into a Material Definitive Agreement

On June 25, 2008, General Steel Holdings, Inc. (the “Registrant”), and Tianjin Qiu Steel Investment Limited, (“Qiu Steel Investment”), a subsidiary owned in majority and controlled by the Registrant (the “Qiu Steel”; each Qiu Steel and the Registrant, a “GSI Party,” and collectively, the “GSI Parties”), entered into a certain equity purchase agreement (the “Purchase Agreement”) with Maoming Hengda Steel Group Limited (the “Henggang”), Beijing Tianchenghengli Investments Limited and Mr. Chen Chao (each a “Henggang Party,” and collectively, the “Henggang Parties) and bought Henggang.

Pursuant to the Purchase Agreement, Qiu Steel agreed to pay Henggang Parties RMB 50 Million Yuan (approximately USD $7.1 Million) in exchange for 99% of the equity of Henggang. Henggang Parties agreed to transfer before the closing any and all of the equity of Henggang’s subsidiaries companies (i.e. Maoming Hengda Trading Co., Ltd, Maoming Hengda Steel Trading Co., Ltd., Maoming Hengda Materials Co., Ltd., Maoming Hengda Logistics Co., Ltd. and Maoming Hengxin Economic and Technical Consulting Co., Ltd.) to the GSI Parties.

Henggang is a steel products processor located in Maoming city, Guangdong province, in China’s southern coastal region. Production capacity at the facility is 1.8 million tons annually, with the majority of production focused on high-speed wire, an industrial steel product used in construction. The facility has been operating at approximately 10% of production capacity due to a redirection of corporate focus by the previous owners.

Item 2.01.	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 of this Report is incorporated by reference into this Item 2.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Report is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

The following exhibit is filed as part of this report:

99.1 Equity Purchase Agreement, dated June 25, 2008, by and between the GSI Parties and Henggang Parties.

99.2 Press release dated June 30, 2008.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 29, 2008

GENERAL STEEL HOLDINGS, INC.

By:	/s/ John Chen
Name: John Chen Title: Chief Financial Officer